Exhibit 99.(8)(e)(1)

FIRST AMENDMENT TO THE ADMINISTRATIVE SERVICES AGREEMENT

Pacific Life Insurance Company (the “Insurer”) has entered into an Administrative Services Agreement dated March 25, 2006 (the “Agreement”), with FAM Distributors, Inc. regarding the issuance of variable annuity contracts and variable life insurance policies and the performance of certain administrative services for the Fund.

The parties to the Agreement hereby agree to amend the Agreement as follows:

1.            Underwriter

BlackRock Distributors, Inc., a broker-dealer registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and a member in good standing of the National Association of Securities Dealers, Inc., will act as principal underwriter of the shares of the Fund under the Agreement.  References to “FAM Distributors, Inc.” or “Distributors” shall mean “BlackRock Distributors, Inc.” Effective September 29, 2006 (the “Effective Date”) BlackRock Distributors, Inc. assumed all of FAM Distributor’s rights, duties and obligations arising under the Agreement. Insurer hereby expressly and absolutely releases FAM Distributors from all of their respective duties and obligations arising under the Agreement on or after the Effective Date.

2.            Fund

References to “FAM Variable Series Funds, Inc.” are hereby changed to “BlackRock Variable Series Funds, Inc.,” and “Fund” shall mean “BlackRock Variable Series Funds, Inc.”

3.                                    Section 1(a) of the Agreement shall be deleted and replaced with the following:

“The Fund will direct its advisor to pay the Company .25% per annum of the average daily net assets of the applicable Portfolio that are held in Separate Accounts of Insurer pursuant to Fund Participation Agreement among Company, Distributor and the Fund dated July 25, 2005, as amended.”

4.                                   In section 5(a) of the Agreement, the information for FAMD is hereby deleted and replace with the following:

If to BlackRock Distributors, Inc., addressed to:

Bruno DiStefano

BlackRock Distributors, Inc.

760 Moore Road

King of Prussia, PA 19406

With a copy to:

Anne Ackerley

BlackRock, Inc.

40 East 52nd Street, 6 floor

New York, NY 10022

5.         The Agreement, together with the Fund Participation Agreement, is the complete and exclusive statement of the agreement between the parties as to the subject matter hereof which supersedes all proposals or agreements, oral or written, and all other communications between the parties related to the subject matter of this Agreement.

All references to the Portfolios listed in Schedule B to the Agreement are hereby refered to the Schedule B of the Fund Participation Agreement. The Schedule B to the Agreement is hereby deleted.

To the extent that provisions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby. Capitalized terms not defined in this Amendment shall have the definition set forth in the Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below as of the day and year first above written.

Pacific Life Insurance Company	FAM Distributors, Inc.

Signature: /s/ James T. Morris	Signature: /s/ Adam Lantz

Name: James T. Morris	Name: Adam Lantz

Title: President and CEO	Title: Secretary

Date: June 22, 2007

BlackRock Distributors, Inc.

Signature: /s/ Bruno Di Stefano

Name: Bruno Di Stefano

Title: VP